Exhibit 99.1

OMEGA HEALTHCARE INVESTORS INC.
PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA ANNOUNCES COMPLETION OF CONSENT SOLICITATION
AND INDENTURE AMENDMENTS FOR 7% SENIOR NOTES DUE 2016;
REDEMPTION OF REMAINING UNTENDERED NOTES

HUNT VALLEY, MARYLAND – March 19, 2012 – Omega Healthcare Investors, Inc. (NYSE: OHI) announced today the successful completion of its consent solicitation with respect to its outstanding $175 million aggregate principal amount of 7% senior notes due 2016.

On March 5, 2012, Omega commenced a cash tender offer for any and all of the 2016 Notes and a solicitation of consents to certain proposed amendments to the indenture governing the 2016 Notes.  The consent solicitation expired at 5:00 p.m., New York City time, on March 16, 2012.  As of the expiration of the consent solicitation, Omega was in receipt of tenders and consents representing approximately 96.5% of the outstanding 2016 Notes. The percentage of consents received exceeds the requisite consents needed to amend the indenture governing the 2016 Notes.  Accordingly, Omega and U.S. Bank National Association, as trustee, have executed a supplemental indenture to effect the proposed amendments.

Omega will make a cash payment of $1,025.83 per $1,000 principal amount, which includes a consent payment of $30.00 per $1,000 principal amount, to the holders of 2016 Notes that tendered prior to the expiration of the consent solicitation.

The tender offer is scheduled to expire at 8:00 a.m., New York City time, on April 2, 2012.  Remaining holders who validly tender their 2016 Notes after the expiration of the consent solicitation and before the expiration of the tender offer will be eligible to receive $995.83 per $1,000 principal amount of 2016 Notes tendered and not validly withdrawn.

Omega also announced today that it has given irrevocable notice of redemption for all outstanding 2016 Notes and such 2016 Notes will be redeemed in full on March 27, 2012. Pursuant to the terms of the indenture governing the 2016 Notes, Omega will redeem the outstanding 2016 Notes at a redemption price of 102.333% of their principal amount, plus accrued and unpaid interest up to the redemption date.

The consideration for the tendered and redeemed 2016 Notes and consents are being paid from the proceeds of Omega's previously announced private placement of $400 million principal amount of 5⅞%  senior notes due 2024.

The complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated March 5, 2012, copies of which may be obtained from D.F. King & Co., Inc., the depositary and information agent for the tender offer, at (800) 431-9643 (US toll free) or, for banks and brokers, (212) 269-5550.

Omega has engaged BofA Merrill Lynch to act as the exclusive dealer manager and solicitation agent in connection with the tender offer. Questions regarding the terms of the tender offer may be directed to BofA Merrill Lynch, Liability Management, at (888) 292-0070 (US toll-free) and (980) 387-3907 (collect).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities, and shall not constitute an offer or solicitation in any state or jurisdiction in which such an offer or solicitation would be unlawful. The tender offer and consent solicitation are being made solely by the Offer to Purchase and Consent Solicitation Statement dated March 5, 2012.

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200 International Circle Suite 3500 Hunt Valley, MD 21030 Phone: 410-427-1700 Fax: 410-427-8800

Omega is a real estate investment trust investing in and providing financing to the long-term care industry. At December 31, 2011, Omega owned or held mortgages on 432 skilled nursing facilities, assisted living facilities and other specialty hospitals with approximately 50,160 licensed beds (48,030 available beds) located in 34 states and operated by 51 third-party healthcare operating companies. In addition, Omega has seven facilities currently held for sale.

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This announcement includes forward-looking statements. Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector; (iii) changes in the financial position of Omega’s operators; (iv) the ability of any of Omega’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) changes in Omega’s credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) Omega’s ability to maintain its status as a real estate investment trust; (ix) Omega’s ability to manage, re-lease or sell any owned and operated facilities; (x) Omega’s ability to sell closed or foreclosed assets on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (xi) the effect of economic and market conditions generally, and particularly in the healthcare industry; and (xii) other factors identified in Omega’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and Omega’s future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.  Omega undertakes no obligation to update any forward-looking statements contained in this announcement.

Omega Healthcare Investors, Inc.
Bob Stephenson, CFO, 410-427-1700